Exhibit 5.1

[Hulsey, Oliver & Mahar, LLP Letterhead]

December 22, 2004

GB&T Bancshares, Inc.

P. O. Box 2760

Gainesville, Georgia 30503

RE:          GB&T Bancshares, Inc. Stock Option Plan of 1997

Gentlemen:

We have served as Counsel to GB&T Bancshares, Inc. (“GB&T” or the “Company”) in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), relating to the registration pursuant to the provisions of the Securities Act of 1993, as amended (the “ACT”), of 1,500,000 shares of the Company’s Common Stock (the “Shares”) reserved for issuance under the GB&T Bancshares, Inc. Stock Option Plan or 1997 (the Plan”), which includes 229,197 shares of the Company’s Common Stock that may be sold from time to time by the selling shareholders identified in the Reoffer Prospectus included in Registration Statement.

In our capacity as such Counsel, we have participated in the preparation and execution of the Registration Statement, its Schedules and Exhibits.  In addition, we have (a) conferred with officers and agents of GB&T; (b) examined such corporate documents, records and certificates of GB&T, including the Articles of Incorporation, the Bylaws and the proceedings under which the transactions contemplated by the Registration Statement were approved; (c) and examined such Federal and State laws, rule and regulations, and made such other investigations as we have deemed necessary or appropriate for the purposes of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures and the authenticity of all materials submitted to us as originals and their conformity with the originals of all materials submitted to us as copies.  We have further assumed (a) the due authorization, execution and delivery by all parties other than GB&T and of all agreements and documents that are to be executed and delivered by such other parties pursuant thereto; and (b) the accuracy of the representations and warranties made by GB&T, as applicable, in or pursuant to the Registration Statement. As to matters of fact relative to conclusions of law, we have relied, to the extent reasonably necessary, upon information supplied by GB&T and upon certificates and other statements of public officials.

Based upon and subject to the foregoing, we are of the opinion that:

1.             GB&T is a corporation organized and existing under the laws of the State of Georgia, in good standing therein, with corporation power and authority to conduct its business as now conducted and to own and use its Assets.

2.             GB&T’s authorized capital stock consists of 20,000,000 shares of GB&T common stock, of which 11,772,352 shares were issued and outstanding as of December 22, 2004.  The outstanding shares of GB&T common stock are duly authorized by all necessary corporate action on the part of GB&T and are validly issued, fully paid and nonassessable.  None of the outstanding shares of GB&T common stock have been issued in violation of any statutory preemptive rights.

3.             The shares to be registered under the Registration Statement have been, or upon the issuance of the Shares (in accordance with the terms of any written options, option certificate or agreement, stock grant certificates or agreements or other agreements which are issued or entered into pursuant to the terms and conditions of the Plan) and as contemplated by the Registration Statement will be, validly issued, fully paid and non assessable by the Company.

The foregoing opinions are further subject to the following:

(a)           Our opinion as to enforceability may be limited by (i) applicable bankruptcy, insolvency and other laws (and including without limitation fraudulent conveyance and other laws of similar import), (ii) equitable principles affecting creditors= rights generally, and by the discretion of the courts in granting equitable remedies and (iii) the possible unenforceability of waivers or advance consents as to the jurisdiction of courts, the venue of actions or the right to jury trial (regardless of whether such enforceability is considered in a proceeding at law or in equity and regardless of whether such limitations are derived from constitutions, statutes, judicial decisions or otherwise).

(b)           No opinion is expressed as to the laws of any county, city or other political subdivision of any state, nor of any state other than the State of Georgia.

This opinion letter is delivered in connection with the filing of the Registration Statement, may be relied upon only by you in connection therewith, may not be relied upon by you for any other purpose or by anyone else for any purpose, and may not be quoted, published or otherwise disseminated without our prior written consent.

HULSEY, OLIVER & MAHAR, LLP

By:	/S/ SAMUEL L. OLIVER
Samuel L. Oliver